CHORDIANT SOFTWARE FILES ANNUAL REPORT ON FORM 10-K

FOR THE FOURTH QUARTER AND FISCAL YEAR 2005

ENDED SEPTEMBER 30, 2005

CUPERTINO, California - December 9, 2005 -- Chordiant Software, Inc. (Nasdaq: CHRD) today announced  final financial results for the fourth quarter and fiscal year (FY) 2005 ended September 30 and filed its Annual Report on Form 10-K with the Securities and Exchange Commission (SEC). On December 6, 2006, the Company announced that it intended to restate its interim financial statements for the quarters ended December 31, 2004, March 31, 2005, and June 30, 2005 due to certain accounting errors. All financial information contained in the Annual Report on Form 10-K filed on December 9, 2005, gives effect to these restatements.

Fourth Quarter and Fiscal Year 2005 Results
Total revenues for the fourth quarter of FY 2005 were $21.3 million, which compares to revenues of $24.0 million reported for the three months ended September 30, 2004. For the Fiscal Year 2005, revenues were $83.7 million, compared to $80.6 million for the same period of the prior year. License revenues for the fourth quarter of FY 2005 were $6.7 million, compared to $9.0 million reported for the three months ended September 30, 2004. For the Fiscal Year 2005, license revenues were $31.7 million, compared to $32.9 million reported for the same period of 2004. After the close of the September 2005 quarter and before filing its FORM 10-K on December 9, certain significant customers increased the scope of work on their projects which impacted Chordiant's percent of completion revenue calculation. As a result, license revenue for the September, 2005 quarter was reduced by approximately $2.5 million and deferred revenue was increased by an equal amount. Deferred revenue increased to $26.2 million as of September 30, 2005, compared to a balance of $20.6 million as of September 30, 2004. Service revenues for the fourth quarter of FY 2005 were $14.6 million, compared to $15.0 million reported for the three months ended September 30, 2004. For the Fiscal Year ended September 30, 2005, service revenues were $52.0 million, compared to $47.7 million for the same period of 2004.

Backlog of Business
Since an increasingly material portion of Chordiant's revenues has been derived from large orders, as major customers deploy the Company's products, Chordiant is now disclosing its backlog. As of September 30, 2005, the Company had approximately $33 million in backlog, which is defined as non-cancelable contractual commitments by the Company's customers through purchase orders or contracts. Backlog is comprised of current software license orders which have not met all of the required criteria for revenue recognition, deferred revenue from customer support contracts, and deferred consulting and education orders for services not yet completed or delivered. The backlog of Chordiant's business is not necessarily indicative of revenues to be recognized in a specified future period.

Cash Position
Chordiant increased its cash balances in the fourth quarter and had $40.9 million in cash and cash equivalents, restricted cash, and marketable securities at September 30, 2005.

GAAP and Non-GAAP Financial Measures
Chordiant posted a U.S. GAAP (Generally Accepted Accounting Principles) net loss of $5.5 million, or $0.07 per share loss for the fourth quarter of FY 2005 ended September 30, 2005, compared to a GAAP net profit of $1.5 million, or $0.02 per share for the three months ended September 30, 2004. Chordiant reported a fourth quarter FY 2005 non-GAAP financial measure loss of $2.8 million (which excludes stock-based compensation, amortization of intangible assets and restructuring expense), or a non-GAAP loss of $0.04 per share, compared to non-GAAP net income (which excludes, stock-based compensation, amortization of intangible assets and restructuring expense) of $0.8 million, or non-GAAP income of $0.01 per share for the three months ended September 30, 2004.

Non-GAAP Financial Measurements
The Company's management believes that the presentation of a non-GAAP financial measure of net income or net loss, excluding purchased in-process research and development, amortization of deferred stock-based compensation, amortization of intangible assets and restructuring expenses, provide useful information regarding the Company's financial performance and earnings potential by calculating and quantifying the effect of certain charges of net income or net loss per share calculated in accordance with GAAP and gives investors and analysts insight into profitability of the Company's operating business. Management also believes that the presentation of the non-GAAP financial measures is consistent with its past practice, as well as industry practice in general, and will enable investors and analysts to compare current non-GAAP measures with non-GAAP measures presented in prior periods. The non-GAAP financial information may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Operating Expenses
General and administrative expenses were $4.5 million for the three months ended September 30, 2005, compared to $3.1 million for the same period of 2004. The increase in these expenses was mainly attributable to an increase in consulting and professional services fees and expenses associated with efforts to comply with the Sarbanes-Oxley Act of 2002 (SOX) and to fill vacant accounting positions.

Sales and marketing expenses were $7.4 million for the three months ended September 30, 2005, compared to $6.1 million for the same period of 2004. The increase is attributable to personnel related expenses such as commissions and travel expenses due to a higher number of sales representatives.

Research and development expenses were $4.4 million for the three months ended September 30, 2005, compared to $4.5 million for the same period of 2004.

Customer Success
"From a market perspective momentum remains strong," said Stephen Kelly, Chordiant CEO. "We completed four $1.0 million-plus license transactions with new and existing customers. Notable customer wins included Capital One, HSBC, RSA Data Solutions - a unit of Fiserv, Inc., and O2. In fiscal 2005, we added 15 new customers, compared to seven new customers in fiscal 2004," Kelly added. "In terms of market perspective, we are continuing to see strong demand in our target markets of financial services, with on-going improvements in the wireless areas of telecommunications. The pipeline remains strong especially in North America."

About Chordiant Software, Inc.
Chordiant solutions automate and manage operational business processes for leading service-driven global organizations with a focus on retail finance and telecommunications.

Chordiant orchestrates the unique processes of an organization from the point of customer interaction, through the front and back offices to multiple transactional systems, corporate applications and data stores. Our solutions integrate existing infrastructure to orchestrate the assembly, enhancement and delivery of optimal role based business processes to the appropriate channels. Business value is realized through improved employee productivity, savings in operational costs, and increased business adaptability.

Headquartered in Cupertino, California, Chordiant maintains offices in Boston, MA; Mahwah, NJ; Manchester, NH; New York City; London; Paris; Amsterdam; and Munich.

Safe Harbor Statement

This news release includes "forward-looking statements" that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words, such as "believes," "anticipates," "plans," "expects," "will," "would," "guidance," "projects" and similar expressions which are intended to identify forward-looking statements. There are a number of important factors that could cause the results or outcomes discussed herein to differ materially from those indicated by these forward-looking statements, including, among others, market acceptance of our products. Further information on potential factors that could affect Chordiant are included in risks detailed from time to time in Chordiant's Securities and Exchange Commission filings, including, without limitation, Chordiant's Annual Report on Form 10-K for the period of October 1, 2004 to September 30, 2005.  These filings are available on a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Chordiant does not undertake an obligation to update forward-looking or other statements in this release.

Chordiant and the Chordiant logo are registered trademarks of Chordiant Software, Inc. All other trademarks and registered trademarks are the properties of their respective owners.

Chordiant Investor Relations Contact:
Steve Polcyn
Chordiant Software, Inc.
(408) 517-6282
steve.polcyn@chordiant.com

CHORDIANT SOFTWARE,  INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended

	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Revenues:
License	$6,649	$8,965	$31,678	$32,909
Service	14,607	14,985	52,047	47,714

Total revenues	21,256	23,950	83,725	80,623

Cost of revenues:
License	377	619	1,079	1,836
Service	7,453	8,725	29,438	27,746
Stock-based compensation (benefit)	224	(242)	633	601
Amortization of intangible assets	303	106	1,068	1,838

Total cost of revenues	8,357	9,208	32,218	32,021

Gross profit	12,899	14,742	51,507	48,602

Operating expenses:
Sales and marketing	7,373	6,084	28,517	23,459
Research and development	4,365	4,476	19,405	17,329
General and administrative	4,504	3,144	18,008	8,008
Stock-based compensation (benefit)	962	(703)	2,211	2,389
Amortization of intangible assets	--	16	117	222
Restructuring expense	1,149	204	1,052	1,200
Purchased in-process research and development	--	--	1,940	--

Total operating expenses	18,353	13,221	71,250	52,607

Income (loss) from operations	(5,454)	1,521	(19,743)	(4,005)

Interest income, net	216	144	755	515
Other income (expense), net	(58)	(78)	(103)	9

Net income (loss) before income taxes	(5,296)	1,587	(19,091)	(3,481)

Provision for income taxes	156	134	449	899

Net income (loss)	$(5,452)	$1,453	$(19,540)	$(4,380)

Other comprehensive income (loss):
Foreign currency translation gain (loss)	$(91)	$272	$(605)	$1,183

Comprehensive income (loss)	$(5,543)	$1,725	$(20,145)	$(3.197)

Net income (loss) per share:
Basic	$(0.07)	$0.02	$(0.26)	$(0.06)

Diluted	$(0.07)	$0.02	$(0.26)	$(0.06)

Weighted average shares used in computing net income (loss) per share:
Basic	$75,851	$71,253	$74,449	$67,522

Diluted	$75,851	$75,406	$74,449	$67,522

Supplemental information [1]:
Non-GAAP financial measures and reconciliation:
Net income (loss)	(5,452)	1,453	(19,540)	(4,380)
Less: Stock-based compensation (benefit)	1,186	(945)	2,844	2,990
Less: Amortization of intangible assets	303	122	1,185	2,060
Less: Purchased in-process research and development	--	--	1,940	--
Less: Restructuring expense (reversal)	1,149	204	1,052	1,200

Pro forma net income (loss):	$(2,814)	$834	$(12,519)	$1,870

Pro forma net income (loss) per share:
Basic	$(0.04)	$0.01	$(0.17)	$0.03

Diluted	$(0.04)	$0.01	$(0.17)	$0.03

Weighted average shares used in computing net income (loss) per share [2]:
Basic	75,851	71,253	74,449	67,522

Diluted	75,851	75,406	74,449	67,522

[1] The accompanying supplemental pro forma financial information represents a non-GAAP financial measure. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the company's financial statements. Non-GAAP financial measures of net income or net loss is used by investors and analysts of Chordiant Software, Inc. (the "Company") as an alternative to GAAP measures when evaluating the Company's performance in comparison to other companies. The Company's management believes that the presentation of a non-GAAP financial measure of net income or net loss, excluding purchased in-process research and development, amortization of deferred stock-based compensation, amortization of intangible assets and restructuring expenses, provide useful information regarding the Company's financial performance and earnings potential by calculating and quantifying the effect of certain charges of net income or net loss per share calculated in accordance with GAAP and gives investors and analysts insight into profitability of the Company's operating business. Management also believes that the presentation of the non-GAAP financial measures is consistent with its past practice, as well as industry practice in general, and will enable investors and analysts to compare current non-GAAP measures with non-GAAP measures presented in prior periods. The above non-GAAP financial information may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

[2] Diluted net loss per share for the three months ended September 30, 2005 and twelve months ended September 30, 2005, is computed excluding total potential outstanding common shares of 8,461 and 8,461 respectively, as their effect is anti-dilutive.

 CHORDIANT SOFTWARE,  INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2005	September 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$38,546	$55,748
Marketable securities	--	4,000
Restricted cash	1,982	279
Accounts receivable, net	18,979	20,161
Prepaid expenses and other current assets	4,345	3,097

Total current assets	63,852	83,285

Restricted cash	365	2,057
Property and equipment, net	2,479	3,237
Goodwill	31,907	24,874
Intangible assets, net	5,148	244
Other assets	3,499	1,643

Total assets	$107,250	$115,340

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,554	$6,394
Accrued expenses	8,902	11,681
Deferred revenue	26,050	18,459
Current portion of capital lease obligations	213	191

Total current liabilities	39,719	36,725

Deferred revenue, long-term	147	2,122
Restructuring costs, net of current portion	1,731	--
Long-term portion of capital lease obligations	96	317

Total liabilities	41,693	39,164

Common stock	78	72
Additional paid-in capital	273,824	262,703
Deferred stock-based compensation	(1,940)	(339)
Accumulated deficit	(208,889)	(189,349)
Accumulated other comprehensive income	2,484	3,089

Total stockholders' equity	65,557	76,176

Total liabilities and stockholders' equity	$107,250	$115,340